Exhibit 10.2

NETSTREIT Corp.

2021 McKinney Avenue

Suite 1150

Dallas, TX 75201

November 6, 2022

Lori Wittman

[Omitted]

Re:           Interim Chief Financial Officer Employment Terms

Dear Lori:

NETSTREIT Management, LLC is pleased to offer you employment as the Interim Chief Financial Officer (“Interim CFO”) of NETSTREIT Corp. (the “Company”), beginning on November 7, 2022 (the “Start Date”).

Position

As Interim CFO, you will be responsible for performing such duties as are assigned to you from time to time as are commensurate with such position at similarly-situated companies, and such additional duties as the Company’s Chief Executive Officer may reasonably assign. You will work remotely from your home office in Highland Park, Illinois, subject to required travel where appropriate to execute your duties as Interim CFO.

During your employment, you shall devote all of your business time and attention to the business and affairs of the Company, shall comply with the lawful and reasonable directives given to you by the Chief Executive Officer and the Company’s Board of Directors (the “Board”), and shall discharge your duties in accordance with all laws and regulations governing the Company. As a Company employee, you will be expected to abide by all Company rules and policies.

Term

The initial term of your employment shall be for a period of six (6) months, with the option for successive one (1) month extensions upon written agreement by you and the Company’s Chief Executive Officer. Notwithstanding, you and the Company agree that your employment shall be “at-will” meaning that either you or the Company may terminate your employment at any time, with or without cause. The at-will status of your employment can only be modified in a written agreement signed by you and the Chief Executive Officer.

Board Service

It is understood and acknowledged that you will continue to serve as a member of the Board during the term of your employment with the Company and will not receive any compensation in respect of your Board service during such time.

Compensation and Expense Reimbursement

Your initial base salary will be paid at the rate of $75,000 per month, less applicable payroll deductions and withholdings, paid on the Company’s normal payroll schedule. In addition, subject to approval of the Compensation Committee of the Board, you shall receive an award of restricted stock units pursuant to the Company’s 2019 Omnibus Incentive Plan (the “Plan”) with an aggregate grant date fair value of $90,000 (the “RSU Grant”), with such RSU Grant to be made on substantially the same terms, and at the same time, as the 2023 annual restricted stock unit grants to be made to the Company’s non-employee directors, which is expected to occur in February 2023. The RSU Grant will be governed by the terms and conditions of the Plan and the applicable award agreement thereunder.

You are authorized to incur reasonable expenses in carrying out your duties on behalf of the Company and shall be reimbursed for all reasonable business expenses (including, without limitation, for required travel) incurred during your employment in accordance with the Company’s expense reimbursement policy.

Conflicts of Interest

During your employment, you shall use your best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, which would conflict or interfere with the performance of your duties and responsibilities to the Company; provided, however, that the foregoing shall not restrict you from (a) managing passive investments for personal and family accounts in accordance with the Company’s compliance procedures, or (b) serving on civic or charitable boards or committees, provided, that such activities do not interfere with the performance of your duties and responsibilities to the Company. Notwithstanding anything herein to the contrary, you shall not become a director of any for-profit entity without first receiving the written approval of the Board.

Confidential Information and Non-Disclosure

You agree and understand that in your position with the Company, you will be exposed to and will receive information relating to the confidential affairs of the Company, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and other forms of information considered by the Company to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).

Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to your disclosure or disclosure by a third party who is known by you to owe the Company an obligation of confidentiality with respect to such information. You agree that at all times during your employment with the Company and thereafter, you shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with your employment with the Company, unless required by law to disclose such information, in which case you shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of your employment with the Company for any reason, you shall promptly supply to the Company all property, computers, tablets, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards (including credit cards), surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to you during or prior to your employment with the Company, and any copies thereof in your (or reasonably capable of being reduced to your) possession.

Notwithstanding the foregoing or anything to the contrary herein, you shall be entitled to provide, without breaching your obligations to the Company and without prior notice to the Company, information to governmental or administrative authorities regarding possible violations of law or otherwise testify or participate in any investigation or proceeding by any governmental or administrative authorities, and for purpose of clarity, you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

Indemnification

You shall be indemnified by the Company as provided in Company’s Bylaws and Certification of Incorporation, and pursuant to applicable law. This indemnity shall not apply to your acts of willful misconduct or gross negligence. You shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.

Representations

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

Conditions, Dispute Resolution, and Complete Agreement

If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16 (“FAA”), to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding; provided that, nothing in this paragraph precludes you from filing charges or complaints with the National Labor Relations Board, the Equal Employment Opportunity Commission, or other similar administrative agency.  In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  This agreement to arbitrate shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA, claims for discrimination, harassment, or retaliation that are actionable under Article 2 of the Illinois Human Rights Act, Title VII of the Civil Rights Act of 1964, or any other related state or federal rule or law that is enforced by the Illinois Department of Human Rights or the Equal Employment Opportunity Commission, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”).  In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.  You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator.  Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees.  Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Nothing in this paragraph prohibits, prevents, or otherwise restricts you or the Company from reporting any allegations of unlawful conduct to federal, state, or local officials for investigation, including, but not limited to, alleged criminal conduct or unlawful employment practices.

Entire Agreement

This letter forms the complete and exclusive statement of your employment with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

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Please sign and date this letter and return it to me by November 6, 2022, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

NETSTREIT Management, LLC

/s/ Mark Manheimer
Mark Manheimer President

Understood and Accepted:

/s/ Lori Wittman	November 6, 2022
Lori Wittman	Date